Filed Pursuant to Rule 433
Registration Statement No. 333-166301

Subject to Completion and Modification

SLM FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLM FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLM FUNDING LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, SLM FUNDING LLC, ANY UNDERWRITER OR DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Free-Writing Prospectus

$1,249,400,000
SLM Student Loan Trust 2012-6
Issuing Entity
SLM Funding LLC
Depositor
Sallie Mae, Inc.
Sponsor, Servicer and Administrator
Student Loan-Backed Notes

On or about September 20, 2012, the trust will issue:

Class	Principal	Interest Rate	Maturity
Floating Rate Class A-1 Notes	$277,000,000	1-month LIBOR plus %	February 27, 2017
Floating Rate Class A-2 Notes	$360,000,000	1-month LIBOR plus %	September 25, 2019
Floating Rate Class A-3 Notes	$575,000,000	1-month LIBOR plus %	May 26, 2026
Floating Rate Class B Notes	$37,400,000	1-month LIBOR plus %	April 27, 2043

The trust will make payments primarily from collections on a pool of FFELP student loans.  Interest and principal on the notes will be payable monthly on the 25th day (or if such day is not a business day, the next business day) of each calendar month, beginning in November 2012.  In general, the trust will pay principal, sequentially, to the class A-1 notes, the class A-2 notes and the class A-3 notes, in that order, until each such class of notes is paid in full, and then to the class B notes until paid in full.  Interest on the class B notes will be subordinate to interest on the class A notes and principal on the class B notes will be subordinate to both principal and interest on the class A notes.  Credit enhancement for the notes consists of excess interest on the trust student loans, subordination of the class B notes to the class A notes, overcollateralization and the reserve account.  In addition, the trust will deposit funds, on the closing date, into the capitalized interest account.  These funds will be available only for a limited period of time.  The interest rates on the notes will be determined by reference to LIBOR.  A description of how LIBOR is determined appears under “Additional Information Regarding the Notes—Determination of Indices—LIBOR” in the base prospectus.

Some or all of the class B notes may be retained by the depositor or an affiliate of the depositor.  This free-writing prospectus also covers the resale of any such retained class B notes from time to time by the depositor or an affiliate of the depositor.

We are offering the notes through the underwriters at the prices shown on the cover page of the related prospectus supplement when and if issued.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust.  They are not obligations of or interests in SLM Corporation, the sponsor, administrator, servicer, depositor, any seller, any underwriter or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

______________ Joint Book-Runners
Barclays	RBC Capital Markets	RBS
_____________ September 10, 2012

The Information in this Free-Writing Prospectus

The information contained herein refers to and supplements certain of the information contained in the Prospectus Supplement, dated September 10, 2012 (the “preliminary prospectus supplement”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the preliminary prospectus supplement.

Ratings of the Notes

It is a condition to the issuance and sale of the class A notes that they be rated in the highest investment rating category by Moody’s Investors Service, Inc. (“Moody’s”) and Fitch, Inc., also known as Fitch Ratings (“Fitch”).  It is a condition to the issuance and sale of the class B notes that they be rated in one of three highest investment rating categories by Moody’s and Fitch. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

A rating addresses only the likelihood of the timely payment of stated interest and the payment of principal at final maturity, and does not address the timing or likelihood of principal distributions prior to final maturity.

SLM Student Loan Trust 2012-6
Issuing Entity

$277,000,000 Floating Rate Class A-1 Student Loan-Backed Notes
$360,000,000 Floating Rate Class A-2 Student Loan-Backed Notes
$575,000,000 Floating Rate Class A-3 Student Loan-Backed Notes
$37,400,000 Floating Rate Class B Student Loan-Backed Notes

SLM Funding LLC
Depositor

Sallie Mae, Inc.
Sponsor, Servicer and Administrator
_____________

Joint Book-Runners

Barclays
RBC Capital Markets
RBS

_____________

September 10, 2012